Exhibit 99.1

For further information contact:	Daryl Messinger WeissComm Partners 415-946-1062

FOR IMMEDIATE RELEASE

Alsius Corporation Announces Agreement
To Sell Assets to ZOLL Medical Corporation

February 20, 2009─Irvine, Calif.–Alsius Corporation (Nasdaq: ALUS) announced today that it has signed an agreement with a wholly-owned subsidiary of ZOLL Medical Corporation (Nasdaq GS: ZOLL) under which Alsius will sell to ZOLL substantially all the assets constituting Alsius’ intravascular temperature management device business for a purchase price of $12 million in cash.  The assets to be acquired include the intellectual property relating to the business, other intangibles, inventories and fixed assets.  The closing of the transaction is subject to customary closing conditions.

Leerink Swann LLC acted as exclusive financial advisor and delivered an opinion to the board of Alsius as to the fairness of the transaction.

William Worthen, Alsius’ President and Chief Executive Officer, stated, “As we considered various options for Alsius in today’s tough financing and capital spending environment, we determined that the sale to ZOLL is in the best interests of our stockholders, and a positive result for our customers and the patients who need our products. ZOLL’s significant investment in and knowledge of critical care hospital products and considerable financial strength will serve to ensure that Alsius’ solutions for temperature management continue to be provided and supported.”

The transaction has been approved by holders of a majority of Alsius’ outstanding stock pursuant to a written consent in accordance with Section 228 of the Delaware General Corporation Law and Alsius’ bylaws.  Alsius intends to prepare an information statement that will be filed with the SEC and disseminated to all Alsius stockholders to report in detail on the terms and provisions of the transaction and the winding down of its affairs following the consummation of the transaction, including how it will use the $12 million in proceeds to repay indebtedness, transaction expenses and other costs.  Following the settlement of all liabilities, Alsius will distribute its remaining cash, if any, to its stockholders.  Alsius’ preliminary estimate is that there will be approximately $7.6 million, or $0.34 per share of common stock, available for distribution over time to its stockholders with the final distribution amount to be determined and the final distribution made after settlement and satisfaction of liabilities.  However, if liabilities are greater than estimated, or if unknown liabilities are incurred, then the amount available for distribution will be less than $0.34 (or could be greater if liabilities are less than expected).

About Alsius Corporation
Alsius, headquartered in Irvine, Calif., is a medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in select critical conditions and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products. For more information, visit http://www.alsius.com.

Certain statements contained in this press release, including statements regarding the future business of Alsius Corporation, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the failure to satisfy any of the conditions to closing of the purchase agreement, termination of the purchase agreement pursuant to its terms, the ability to settle liabilities of Alsius, the timing and amount of cash distributed to stockholders, and the risks that are described from time to time in the Company’s reports filed with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q.